UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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HOWARD HUGHES HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

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Supplement to Definitive Proxy Statement Filed on August 15, 2025

For the Annual Meeting of Stockholders to be Held on September 30, 2025

This Supplement is dated August 18, 2025

HOWARD HUGHES HOLDINGS INC.

On August 15, 2025, Howard Hughes Holdings Inc. (“HHH”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 30, 2025.

On August 18, 2025, HHH issued the following press release regarding the Annual Meeting:

Howard Hughes Holdings to Host Annual Shareholder Meeting on September 30 at 9:00 a.m. at The Pershing Square Signature Center in New York City

Thom Lachman and Susan Panuccio Nominated as Independent Non-Executive Directors of the Company

Event Registration Available Online at https://shareholdermeeting.howardhughes.com/

THE WOODLANDS, August 18, 2025 – Howard Hughes Holdings (NYSE: HHH) announced today that the company’s Annual Shareholder Meeting will take place on Tuesday, September 30 in New York City. HHH Executive Chairman Bill Ackman and Chief Investment Officer Ryan Israel will discuss the company’s plans to acquire an insurance operation. They will then be joined by Chief Executive Officer David O’Reilly in a Q&A session with the audience.

The meeting will take place at The Pershing Square Signature Center, located at 480 West 42nd Street in Manhattan. The program will begin at 9:00 a.m. ET and is open to all. Advance registration is required, and priority will be given to HHH stockholders. To register to attend the Shareholder Meeting, or to view the live webcast, visit https://shareholdermeeting.howardhughes.com/.

HHH also announced today that the Nomination Committee recommended that the Board submit Thom Lachman and Susan Panuccio as independent non-executive Directors of the Company. Shareholders will be asked to vote on the election of Mr. Lachman and Ms. Panuccio at the meeting.

HHH Executive Chairman Bill Ackman said: “We are pleased to recommend Thom Lachman and Susan Panuccio for election as independent Directors of HHH. Thom’s decades of leadership in global consumer brands—and his deep expertise in operations and brand building—will be a tremendous asset to the company. Susan’s extensive experience in corporate strategy and her experience guiding companies through business transformations will bring valuable new perspectives to the Board.”

Mr. Lachman is the Chairman and CEO of Duracell, a Berkshire Hathaway company. Duracell is the leading global disposable battery brand in the world with a presence in over 90 countries. Mr. Lachman joined Duracell in 2016 as the North America President and leader of the transition team after Duracell was purchased from Procter and Gamble. He was promoted to Chairman and CEO in 2018. Prior to joining Berkshire Hathaway, Mr. Lachman worked for Procter and Gamble for 33 years on some of the most well-known and valuable global packaged good brands including Gillette, Tide, Old Spice, Pampers and Cover Girl.

Ms. Panuccio started her professional career with KPMG and held finance roles at Ansett Australia and AngloGold Ashanti prior to joining News Corporation in 2002. At News Corporation, Ms. Panuccio held a variety of strategic, operational and finance roles in the UK and Australia. She became CFO of News UK in 2008 and CFO of News Corp Australia in 2013, serving on the Board of Foxtel and the ASX listed REA. In 2017 she became CFO of News Corp, a diversified News and Information services company in New York. During her tenure as CFO, she oversaw financial strategy during a transformative period marked by the company’s transition towards a digital and subscription-led business, which delivered margin expansion, strong share price growth and shareholder returns.

Only HHH stockholders of record as of August 4, 2025, will be entitled to vote at the meeting.

About Howard Hughes Holdings

Howard Hughes Holdings is a holding company that owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. through its wholly owned subsidiary The Howard Hughes Corporation (HHC). Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Teravalis™ in the Greater Phoenix, Arizona area;  Ward Village® in Honolulu, Hawaiʻi; and Merriweather District® in Columbia, Maryland. HHC’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, HHC is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Relations:

Cristina Carlson

Howard Hughes

cristina.carlson@howardhughes.com

646-822-6910

Francis McGill
Pershing Square
McGill@persq.com
212-909-2455

Investor Relations:

investorrelations@howardhughes.com
281-929-7700